EXHIBIT 99.1

Argos Therapeutics Announces Appointment of Richard Morrison, PhD to Board of Directors

DURHAM, N.C., Sept. 26, 2017 (GLOBE NEWSWIRE) -- Argos Therapeutics Inc. (NASDAQ:ARGS), an immuno-oncology company focused on the development and commercialization of individualized immunotherapies based on the Arcelis® precision immunotherapy technology platform, today announced the appointment of Richard Morrison, PhD, to the Company’s board of directors. Dr. Morrison will serve as a Class III director and will serve on the audit committee of the board of directors.

Dr. Morrison brings a wealth of pharmaceutical industry and financial expertise, as well as significant prior board level experience, to the Argos board of directors. Dr. Morrison spent the majority of his career at Eli Lilly, where he served for thirty years in a variety of international leadership roles, including president and general manager of Lilly’s operations in Latin America. Prior to heading the Latin American companies, Dr. Morrison held several marketing and executive management positions in Europe, Africa and the Middle East, in both the pharmaceutical and agricultural divisions of the company. For three years during a period of very difficult macro-economics in Latin America, and certain other international markets, he lead a special group working to restructure the Lilly Latin American affiliates and operations, especially relating to organization and rationalization of manufacturing.  This strategic work extended to Lilly Canada and Lilly Australia as well. Following his retirement from Eli Lilly in 1993, Dr. Morrison served on the faculty of the Cameron School of Business at the University of North Carolina Wilmington.

“We are delighted to welcome Dr. Morrison to the Argos board,” stated Hubert Birner, chairman of the Argos board of directors. “Dick has considerable pharmaceutical industry and financial expertise, and we look forward to the benefit of his experience as we seek to advance our novel pipeline of individualized immunotherapies directed at important diseases, including metastatic renal cell carcinoma and HIV.  In particular, Dick’s international and commercial experience will complement the expertise of the current board members as well as add a valuable new perspective.”

Dr. Morrison has served on a number of boards of directors of companies in the medical industry, including aaiPharma, a public pharmaceutical company, BeaconMedaes, a private medical device company, Icagen, a public biotechnology company, and the Diatron Group, a private medical instruments company.

Dr. Morrison holds Masters and Ph.D. degrees from Louisiana State University and a B.S. degree from Stephen F. Austin University in East Texas, and served in the United States Navy. He has served on the boards of numerous charitable organizations, including the Raleigh North Carolina Chapter of the Juvenile Diabetes Research Foundation and the North Carolina Methodist Home for Children, and is co-Chair of the Mission of Hope for Sierra Leone, an organization dedicated to improving healthcare in Africa.

About Argos Therapeutics

Argos Therapeutics is an immuno-oncology company focused on the development and commercialization of individualized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis® technology platform. Argos' most advanced product candidate, Rocapuldencel-T, is being evaluated in the pivotal ADAPT Phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC). In addition, Rocapuldencel-T is being studied in a Phase 2 investigator-initiated clinical trial as neoadjuvant therapy for renal cell carcinoma (RCC). Argos is also developing a separate Arcelis®-based product candidate, AGS-004, for the treatment of human immunodeficiency virus (HIV), which is currently being evaluated in combination with vorinostat, a latency-reversing drug, in an investigator-initiated Phase 2 clinical trial aimed at HIV eradication in adult patients. Funding for the development of AGS-004 has been provided by the National Institutes of Health, the National Institute of Allergy and Infectious Diseases, and the Collaboratory of Research for AIDS Eradication.

Forward Looking Statements

Any statements in this press release about Argos' future expectations, plans and prospects, and other statements containing the words "believes," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," "may," "potential," "will," "would," "could," "should," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether Argos' cash resources will be sufficient to fund its continuing operations for the period anticipated; whether preliminary or interim clinical data will be indicative of the final data from a clinical trial; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether Argos' product candidates will advance through the clinical trial process on a timely basis; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Argos' product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; whether Argos can successfully establish commercial manufacturing operations on a timely basis or at all; and other factors discussed in the "Risk Factors" section of Argos' Form 10-Q for the quarter ended June 30, 2017, which is on file with the SEC, and in other filings Argos makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent Argos' views as of the date hereof. Argos anticipates that subsequent events and developments will cause Argos' views to change. However, while Argos may elect to update these forward-looking statements at some point in the future, Argos specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Argos' views as of any date subsequent to the date hereof.

Investor contact:
Richard Katz, MD, MBA
Chief Financial Officer
Argos Therapeutics, Inc.
919-287-6315
rkatz@argostherapeutics.com

Media Contact:
Adam Daley
Berry & Company Public Relations
212.253.8881
adaley@berrypr.com